Prospectus Supplement No. 9 to                  Filed pursuant to Rule 424(b)(3)
Prospectus dated June 5, 2002                   File No. 333-82788

                                 CEPHALON, INC.

           $600,000,000 2-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

         This document supplements information contained in that certain prospectus of Cephalon, Inc. dated June 5, 2002, as amended and supplemented from time to time, relating to the potential resale from time to time of $600,000,000 2-1/2% Convertible Subordinated Notes due 2006 and 7,407,480 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table supplements, or amends, as noted, the information contained in the table set forth in the prospectus under the caption "Selling Securityholders." This table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under the prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.




                                                                                               BENEFICIAL OWNERSHIP AFTER
                                                                                            RESALE OF NOTES OR COMMON STOCK
                                                                                ----------------------------------------------------

                                                                 NUMBER OF
                              NUMBER OF                          SHARES OF
                              SHARES OF      PRINCIPAL AMOUNT  COMMON STOCK                                  NUMBER OF
NAME OF SELLING             COMMON STOCK       OF NOTES        ISSUABLE UPON    PRINCIPAL                    SHARES OF
--------------              BENEFICIALLY     BENEFICIALLY      CONVERSION OF    AMOUNT OF                     COMMON
SECURITYHOLDER                 OWNED           OWNED (1)           NOTES          NOTES      PERCENT          STOCK (2)     PERCENT
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The following
information amends
the information
set forth in the
prospectus
originally filed
or as previously
amended or
supplemented:

Banc of America
Securities LLC (3)                -           $2,395,000           29,568           -          -                 -              -

The following
information
supplements the
information set
forth in the
prospectus
originally
filed or as
previously
amended or
supplemented:

Goldman Sachs
and Company (4)                   -           $1,000,000           12,345           -          -                 -              -

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3) The information set forth herein is as of August 13, 2002 and will be updated as required.

(4) The information set forth herein is as of August 9, 2002 and will be updated as required.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is August 16, 2002.